EXHIBIT 10.14

KACHING KACHING, INC. & BEYOND COMMERCE, INC. MASTER LICENSE AGREEMENT

This MASTER LICENSE AGREEMENT (“Agreement”) is made this 21st day of October _, 2009, by and between Beyond Commerce, Inc., a Nevada corporation (“Company”) and Kaching Kaching, Inc., a Nevada corporation (“Kaching Kaching”), with reference to the following recitals.

WHEREAS, Kaching Kaching is in the business of establishing, licensing, marketing and selling to third parties and consumers e-commerce shopping solutions and e-commerce stores, which will enable each such consumer to operate his or her own Retail Web Stores (“RWS”).

WHEREAS, Beyond Commerce has developed an infrastructure known as the I-Supply Shopping System, which includes certain proprietary technology which enables I-Supply, among other things, to be able to process e-commerce transactions on the Internet in an efficient and effective manner and to track customer orders from the time the order is placed through delivery to the consumer’s designated ship to address (“Back-end Processing Technology”);

WHEREAS, Beyond Commerce hereby appoints Kaching Kaching as the Master Licensor and Distributor to sell, license and distribute the Back-end Processing Services and I-Supply Shopping System to any and all third parties and consumers.

WHEREAS, Kaching Kaching desires to become the Master Distributor to sell, market and sub-license the (i)  Back-end Processing Technology by retaining Company to provide back-end processing services (“Back-end Processing Services”), more particularly described below, which Kaching Kaching will package on a private label basis with each RWS sold by Kaching Kaching, and (ii) include as part of each RWS a private label version of the I-supply Internet shopping site, with I-supply processing orders placed by consumers through each such RWS, all upon the terms and conditions set forth below; and

WHEREAS the parties desire to enter into this Agreement to more clearly define their respective duties and responsibilities.

NOW, THEREFORE, the parties hereto agree as follows:

1.   Scope of Services for Kaching Kaching and Company

Company hereby appoints Kaching Kaching as the Exclusive Master Licensor and Distributor to sell, license and distribute the Back-end Processing Services and I-supply shopping system to any and all third parties. So long as the Company is compensated in accordance with the terms of this Agreement, Kaching Kaching shall maintain in its sole discretion the right to enter into all third party licenses and agreements that contemplate the use of the Back-end Processing Services and I-Supply Shopping System for the term of this Agreement.

Kaching Kaching hereby retains Company, and Company accepts such retention, to provide to and/or assist Kaching Kaching during the Term (as defined below) with Back-end Processing Services using I-supply’s Back-end Processing Technology which will be packaged by Kaching Kaching on a private label basis with each RWS sold by Kaching Kaching.  Back-end Processing Services that will be private labeled with each RWS shall include, without limitation, the following:

a.           Transaction Processing.  Company will also process on behalf of Kaching Kaching all RWS customer orders on its network and provide retail transactional software and functionality for credit/debit card validation, fraud detection, order tracking, and transaction accounting, as detailed below.

b.           Credit/Debit Card Validation.  Company shall provide all transactional processing and system functionality for card validation, authorization and settlement.  Kaching Kaching and/or each RWS owner shall be responsible for securing the necessary agreements with all third party credit card authorizers and processors, including Visa, MasterCard, American Express, Discover Card and any others serving the local market, and shall be solely responsible for paying all fees and charges of any kind related thereto.

c.           Fraud Detection.  Company will provide all software functionality and transactional support to third party fraud detection service providers.  Kaching Kaching and/or each RWS owner shall be responsible for contracting directly with an independent fraud detection service provider, and shall be solely responsible for paying the charges related thereto.

d.           Customer Service.  Company will provide all software functionality and e-commerce communication to support Kaching Kaching’s and/or each RWS owner’s customer service needs (including e-mail and telephonic customer service functionality).  Kaching Kaching and/or each RWS owner shall be responsible for retaining or hiring an external and/or internal customer service support staff and paying directly all costs associated therewith, including third party fees and/or salaries and telephone costs.

e.           Order Tracking.  Company shall provide all system functionality and processing to enable order tracking; provided, however, that Kaching Kaching’s and/or each RWS owner’s external and/or internal customer service staff shall be responsible for handling all order tracking calls from customers.  In addition, Company shall assist Kaching Kaching’s web site with functionality to enable RWS customers to initiate their own order tracking directly from such web site using customer order numbers.

f.           Transaction Accounting, Reporting and Records Retention.  Company shall provide all systems and functionality necessary (i) for transfers of transactional information to financial accounting; (ii) to enable Kaching Kaching and/or each RWS owner to retrieve such information and data from the system for its own accounting purposes and (iii) to enable Kaching Kaching and/or each RWS owner to use, modify, validate and/or otherwise fully utilize Company’s systems to properly control and maintain their accounting, transactions, reporting and record retention systems.  Company shall not be responsible for managing or administering Kaching Kaching’s or any RWS owner’s general ledger or related financial accounting. Company shall provide all necessary system functionality, all transactional processing and all data storage capabilities for record retention, including, but not limited to, transactions, customer profiles, and any other reasonable and necessary information required by Kaching Kaching and/or each RWS owner.

g.           Vendor Communication and Management.  Company shall provide the functionality to support vendor communications and management by telephone, EDI, fax, e-mail and e-fax.  Kaching Kaching and/or each RWS owner will be responsible for all communications with and management of its specialty vendors if accepted by Company.  In addition, Kaching Kaching shall be responsible for establishing its own product supply and credit lines or other payment arrangements with the Company’s approved vendors.

h.           Customer Profiles.  Company agrees that, within the capabilities of its system architecture and to the extent that such information is readily available, to make available to Kaching Kaching customer profiles and recent product order histories (estimated to be a minimum six (6) to twelve (12) month history), subject to local privacy laws.

i.   Maintenance.  During the term of this Agreement, Company agrees to provide on-going maintenance of the Back-end Processing Technology and to make available to Kaching Kaching at no cost all enhancements and modifications developed by Company to such technology and system functionality.

The Company agrees that, for a period of 36 months, it shall not provide the foregoing services to any other person or entity operating in the direct selling or network marketing industry.

2.           Order Processing.  The Company agrees that during the term of this Agreement, the orders shall be processed by I-supply (the “Order Processing”); provided, however, that, Kaching Kaching shall be responsible for establishing certain (i) vendor supply and credit arrangements, and (ii) product pricing for goods sold through the RWSs, which shall take into consideration the Company’s product cost and the fee payable to the Company on all sales through an RWS.

3.           Term and Termination.

3.1           The term of this Agreement shall commence as of the Effective Date and continue for a period of (Five) year(s) (the “Initial Term”), unless sooner terminated as provided below.  Upon expiration of the Initial Term or an Additional Term (as defined below), the Agreement shall be automatically extended for additional periods of Two year(s) (each an “Additional Term”), unless one party shall have given written notice to the other party of its election to terminate the Agreement not less than sixty (60) days prior to the expiration of such Initial Term or Additional Term.  Within sixty (60) days prior to the expiration of the Initial Term and each Additional Term, the parties agree to negotiate the terms of such Additional Term, which negotiations shall take into consideration the value of the services provided and compensation paid to date, the services being provided to and compensation being paid by affiliated companies, and the current market rate for such services (including anticipated services).  The Initial Term and each Additional Term are collectively referred to herein as the “Term.”

3.2           Company and Kaching Kaching may mutually agree in writing to terminate this Agreement at any time.

3.3           Either party may terminate this Agreement immediately if:

(a)           The other party has breached a material term of this Agreement and, after written notice and a reasonable opportunity, not to exceed fifteen (15) days, the other party fails to cure such breach; or

(b)           The other party has committed any act or omission that materially injures the reputation of the other party.

3.4           Upon any termination of this Agreement, each party shall promptly deliver to the other party all Confidential Information (defined below) and property belonging to the other party that is in its possession or under its control, and neither party shall retain copies or reproductions of such Confidential Information.

4.           Compensation.  As compensation for the Back-end Processing Services and Order Processing to be rendered by the Company under this Agreement, Kaching Kaching agrees to pay to the Company the following:

4.1           Within 5 days following the end of each month, Kaching Kaching shall pay to the Company an amount equal five percent (5%) of the aggregate gross sales made from sales of all RWSs during the prior month for which the Company was providing the Back-end Processing Services and Order Processing.

4.2    Upon the one year anniversary date of this Agreement the amount due to Company under this section 4.1 shall be increased by two percent (2%) for a total of seven percent (7%) of the aggregate gross sales made from the sale of all RWSs during the remaining four years of the Agreement. In addition, Kaching Kaching shall pay to the Company an amount equal two percent (2%) of the aggregate gross sales made through all RWSs during the prior month for which the Company was providing the Back-end Processing Services and Order Processing.

5.           Independent Contractor Relationship.  This Agreement shall in no way be construed  to constitute either party as a partner, joint venturer, agent, or employee of the other party, and neither party shall act or attempt to act or represent itself, directly or by implication, as a partner, joint venturer, agent or employee of the other party.  Neither party nor any of its respective employees shall have any authority to enter into contracts, make commitments or otherwise bind the other party to any obligations without the other party’s prior written consent.

6.           Confidentiality; Non-Circumvention and Non-Competition.

(a)           Each party acknowledges and agrees that it will have access to or be provided with confidential information of the other party during the term of this Agreement.  As used herein, the term “Confidential Information” shall mean any and all proprietary or confidential information of a party, including, without limitation such party’s business plan, business presentation or related proprietary and financial information as well as other confidential or proprietary information of such party regarding the such party’s business, plans, financial results and statements, markets, projected activities, customers and results of operations, requirements and sources, contracts, means, methods and processes of providing services, copyrights, patents, trademarks, trade secrets, and financial information.

(b)           Each party agrees to keep the Confidential Information of the other party in the strictest confidence, and agrees that it will not, directly or indirectly, publish or disclose, or authorize the publication or disclosure of, or assist any third party in publishing or disclosing, any Confidential Information to anyone other than its employees or consultants, but only to the extent necessary for the fulfillment of its obligations under this Agreement and subject in each such case to the such party using its best efforts to ensure that the persons to whom Confidential Information is disclosed keep such information confidential and do not use such Confidential Information except for the purposes for which the disclosure is made.  Each party agrees to comply with the other party’s policies and regulations, as may be reasonably established from time to time, for the protection of its Confidential Information.

(c)            Each party’s confidentiality obligations shall continue with respect to each item of Confidential Information, including after the termination of this Agreement, for a period of five (5) years or until such time as such party can show that any such item of Confidential Information (i) has legally and properly entered the public domain through a source other than its own and through no fault of its own, (ii) has legally and properly been received from an unrelated third party through no breach of any agreement with the other party and without an obligation to keep it confidential,  (iii) was known to such party or was in such party’s possession, without any obligation to keep it confidential, prior to the receipt of such item of Confidential Information from the other party, or (iv) was independently developed by one party without reference to Confidential Information received hereunder.

(d)           Each party acknowledges that the other party’s Confidential Information is of a special, unique and extraordinary character and for that reason the other party will be irreparably damaged in the event that the confidentiality, non-circumvention or non-competition obligations imposed upon it, as set forth herein, are not specifically enforced.  Accordingly, each party agrees that the other party shall be entitled, at its election, to institute and prosecute proceedings against it, as set forth herein, in any court of competent jurisdiction, either at law or equity, to: (i) obtain damages for breach of the obligations hereunder; (ii) enforce specific performance of said obligations, or both.  Such remedies are cumulative and not exclusive and shall be in addition to any and all other remedies which the other party may have, at law or in equity, in the event the a party breaches any of its obligations hereunder.  The parties hereto confirm that the covenants in this Agreement are expressly deemed to cover acts of negligence and any inadvertent disclosure or violation of the terms herein.

7.           Ownership of Proprietary Information.   Kaching Kaching hereby acknowledges and agrees that the Back-end Processing Technology is the sole and exclusive property of Beyond Commerce and that Kaching Kaching has no, and shall not obtain any by virtue of this Agreement, right, title or interest in or to any of the Back-end Processing Technology.

8.           Limitation of Liability.   Notwithstanding anything to the contrary contained herein, the limit of Company’s liability (whether in contract, tort, negligence, strict liability in tort or by statute or otherwise) to Kaching Kaching or to any third party concerning performance or non-performance under this Agreement, or in any manner related to this Agreement, for any and all claims shall not in the aggregate exceed the monetary amounts previously paid by Kaching Kaching to Company pursuant to this Agreement. IN NO EVENT SHALL COMPANY BE LIABLE FOR CONSEQUENTIAL, INDIRECT, SPECIAL, INCIDENTAL OR PUNITIVE LOSS, DAMAGES OR EXPENSES (INCLUDING LOST PROFITS OR SAVINGS) EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY THEREOF.

9.           Indemnification.  Each party (the “Indemnifying Party”) agrees to defend, indemnify and hold harmless the other party and its directors, officers, employees, shareholders, assigns and agents (the “Indemnified Party”) from and against any and all damages, liabilities, losses, claims, demands, costs and expenses (including, without limitation, reasonable attorneys' fees) which may be asserted against or sustained or incurred by any of the Indemnified Party as a result of, arising out of or relating to (i) any material breach or default by the Indemnifying Party of any of the terms or provisions of this Agreement, including without limitation, any use or misuse of the Back-end Processing Technology, or any negligence or errors or omissions on the party of a party in the performance of its duties or obligations hereunder, or (ii) any litigation involving the Indemnifying Party not relating to this Agreement where the Indemnified Party has been made a party to such litigation by virtue of the parties’ strategic relationship.  In addition, Kaching Kaching specifically agrees to defend, indemnify and hold harmless the Company and Beyond Commerce from an against any and all damages, liabilities, losses, claims, demands, costs and expenses (including reasonable attorneys’ fees) resulting from, arising out of, or relating to any misrepresentation, misstatement or omission by Kaching Kaching with respect to the Back-end Processing Services, Order Processing Services, including, without limitation, the capabilities of such services.

10.           Force Majeure.  Subject to the limitations of this Agreement and except as specifically provided in this Agreement to the contrary, neither of the parties hereto shall be liable for defaults, delays or non-performance of any covenant, agreement, work, service, or other act required under this Agreement to be performed by such party, or for any damages, including, without limitation, any incidental or consequential damages, arising out of the failure to perform any of its obligations, by reason of any circumstance or condition beyond its control, including, without limitation, default of third-party vendors, suppliers or service providers, failure of power or other utilities, strikes, lockouts and other labor disputes or other industrial disturbances, unavoidable accidents, acts of terrorism, sabotage, embargoes, blockades, injunction or other administrative order, governmental law or regulations (including changes in United States foreign policy) which prevent or substantially interfere with the required performance, condemnations, riots, insurrections, martial law, conflicts (declared or undeclared), civil commotion or disorders and any adverse change in political, economic or social conditions, fire, explosion, flood, earthquakes and other casualty, acts of God, or any other cause beyond the control of such party (each, a “Force Majeure Event”).  In the event of any such Force Majeure Event, the performance of any covenant, agreement, obligation, work or service, or other act of the party affected by such Force Majeure Event under this Agreement shall be excused for the period of delay and the period for the performance of the same shall be extended by such period.  Each of the parties hereto shall take all reasonable steps to resume performance hereunder with the least possible delay.

11.           Access to Information.   Kaching Kaching hereby agrees to provide access to Company and its authorized representatives (e.g., its auditors) during normal business hours to Kaching Kaching’s accounting books and records in order to verify the accuracy of fees paid to the Company.  In the event that the Company discovers an underpayment of fees for any three month period in excess of ten percent (10%), then, in addition to promptly paying to the Company the amount of such underpayment, Kaching Kaching shall reimburse the Company for its reasonable costs incurred in conducting such audit.

12.           Miscellaneous.

12.1          Entire Agreement.  Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties, and all prior negotiations, representations, or agreements between the parties, whether oral or written, are merged into this Agreement.  This Agreement may only be modified by an agreement in writing executed by the parties hereto.

12.2          Binding Effect, Assignment. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.  Kaching Kaching may not assign this Agreement without the prior consent of the Company.

12.3          Notices.  All notices, requests, demands, and other communications provided for hereunder shall be in writing (or by telex or facsimile transmission) and shall be deemed to have been duly given:

(i)   On the date of service if delivered in person or by telex or facsimile transmission (with the telex or facsimile confirmation of transmission receipt acting as confirmation of service when sent and provided that telexed or telecopies notices are also mailed by first class, certified or registered mail, postage prepaid); or

(ii)    In seventy-two (72) hours after mailing by first class, registered or certified mail, postage prepaid, and properly addressed as follows:

Beyond Commerce, Inc.:	Kaching Kaching, Inc.:

_________________________	_________________________

Facsimile: _________________	Facsimile: __________________

Attn:_____________________	Attn: ______________________

or at such other address as the party affected may designate in a written notice in compliance with this Section.

12.4           Arbitration.  Except for matters covered by Section 6(d) above, all disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of American Arbitration Association (“AAA”) by one or more arbitrators appointed in accordance with said Rules.  The place of arbitration shall be Las Vegas, Nevada.  The parties hereby renounce any right of recourse that they may have before the court of any jurisdiction except to obtain preliminary or injunctive relief or enforce an award of the arbitrator.

If any award rendered by AAA in accordance with this arbitration clause would not be capable of being executed in the jurisdiction of a party against whom a claim for payment is made or where that party resides or carries on business, neither the award nor the said arbitration clause shall bar a party hereto from taking action before the courts that have jurisdiction over such other party.

12.5           Attorney Fees.  In the event that any party shall bring an action or arbitration in connection with the performance, breach or interpretation hereof, then the prevailing party in such action, as determined by the court or other body having jurisdiction, shall be entitled to recover from the losing party in such action, as determined by the court or other body having jurisdiction, all reasonable costs and expenses of litigation or arbitration, including reasonable attorneys fees, court costs, costs of investigation and other costs reasonably related to such proceeding, in such amounts as may be determined in the discretion of the court or other body having jurisdiction.

12.6.           Section Headings.  The various section headings are inserted for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement or any section hereof.

12.7           Severability.  In the event that any provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected thereby.

12.8           Counterparts.  The parties hereto may execute this Amendment simultaneously, in any number of counterparts or by annexing signature pages hereto, or on facsimile copies, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

Beyond Commerce, Inc.	Kaching Kaching Inc.

By: /s/ Robert J. McNulty	By:/s/ Jimmy White
Name: Robert J McNulty	Name: Bo White
Title: Chief Executive Officer	Title: President